Exhibit 99.1
For Immediate Release

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch	312.595.9123

The Female Health Company Reports Fiscal Year 2011 Results

Fourth Quarter Operating Income Exceeds Operating Income During
First Nine Months of Fiscal Year by 134%
Highlights:

Fourth Quarter
●	Gross margin improves to 59.5% vs. 49.2% in first nine months of fiscal year
●	Operating income of $2.3 million vs. $1.0 million in first nine months of fiscal year
FY2011
●	Operating income of $3.3 million
●	Company generates $7.0 million in cash from operations
●	Net income, including tax benefit, of $5.4 million
●	Company pays 8th consecutive quarterly dividend of $0.05 per share on November 9, 2011

CHICAGO, December 2, 2011 - The Female Health Company (NASDAQ-CM: FHCO -News), which manufactures and markets the FC2 Female Condom, today reported its financial results for the quarter and fiscal year ended September 30, 2011.

For the three months ended September 30, 2011, unit sales decreased 13% to 12 million units, versus 13.8 million units – the highest quarterly unit sales in the Company’s history -- during the fourth quarter of FY2010.  Net revenues decreased 9% to $7.1 million, compared with $7.8 million in the three months ended September 30, 2010, as a result of lower unit shipments.

The Company previously announced that results for FY2011 would be negatively impacted by delays in the receipt of large orders from Brazil and the Republic of South Africa (RSA). In November 2011 the Company received an order from the Republic of South Africa Department of Health for 5 million units of FC2 for delivery as soon as possible. Shipments against the order will begin before calendar year end. With respect to the Brazil tender for up to 20 million units, the Company has been advised by UNFPA that an order will be placed through UNFPA. The Company anticipates that the RSA order, any additional orders that may be received from RSA, and the order expected from UNFPA with respect to the Brazilian tender will positively impact FY 2012 results.

Global demand continued to increase during the fourth quarter, as reflected by strong revenue improvement and higher gross margins when compared with the first three quarters of FY2011.  Fourth quarter revenues did not include any shipments of product to either Brazil or RSA departments of health.  Gross profit decreased 8% to $4.2 million, or 59.5% of net revenues, in the most recent quarter, compared with $4.6 million, or 59.0% of net revenues, in the fourth quarter of FY2010 and 49.2% of net revenues during the first nine months of FY2011.  Operating income decreased to $2.3 million in the three months ended September 30, 2011, compared with $3.1 million in the prior-year quarter.

The Company reported net income attributable to common shareholders of $4.5 million, or $0.16 per diluted share, in the fourth quarter of FY2011, down 18% from the fourth quarter of FY2010, when net income attributable to common shareholders totaled $5.5 million, or $0.19 per diluted share. In the fourth quarter of FY2011, the Company recorded a small favorable currency gain of $0.01 million and a tax benefit of $2.5 million, compared with an unfavorable currency loss of $0.1 million and a tax benefit of $2.8 million in the corresponding period of the previous fiscal year.

The Company expects significant quarter-to-quarter variations in its operating results, due to the timing, receipt and requested shipping schedules of large orders. As reported throughout FY2011, the Company’s financial results were negatively impacted by on-going delays involving certain large tenders.

For the year ended September 30, 2011, net revenues decreased 16% to $18.6 million, compared with $22.2 million in FY2010, reflecting lower unit shipments, which decreased 16% to 32.9 million units, compared with 38.9 million units in FY2010. Gross profit decreased 24% to $9.9 million (53.1% of net revenues), compared with $12.9 million (58.2% of net revenues) in FY2010. Operating income decreased 24% to $3.3 million in FY2011, compared with $4.3 million in FY2010, which included a $1.9 million restructuring charge.

In FY2011, net income attributable to common stockholders decreased 20% to $5.4 million, or $0.19 per diluted share, compared with net income attributable to common stockholders of $6.7 million, or $0.24 per diluted share, in FY2010.  In FY2011, the Company recognized a tax benefit for past losses that added $2.5 million to net income attributable to common stockholders, whereas a $2.8 million tax benefit was recognized in FY2010. Stockholders’ equity at September 30, 2011 totaled $16.8 million, versus $16.1 million at the end of FY2010.

“We are very pleased to report that Fiscal 2011 represented another year of solid profitability for our Company,” noted O.B. Parrish, Chief Executive Officer of The Female Health Company.  We generated sufficient cash flow to continue our quarterly dividend program during fiscal 2011.  After the payment of approximately $5.5 million in cash dividends, our year-end balance sheet reflected a cash position of over $4.2 million, compared with $2.9 million at the end of fiscal 2010.  Our Company remains debt-free and has $2 million available in an unused credit line.”

“As noted in previous press releases, timing issues regarding the receipt and shipment of large orders can significantly impact our Company’s operating results, positively or negatively. The impact during Fiscal 2011 was significant, illustrating the difficulty of providing specific revenue and operating earnings guidance. In the future, we intend to provide general comments each quarter regarding the Company’s outlook, based upon information available to management at the time.

We believe the demand for FC2 will continue to increase as governments, public health agencies, donor groups, and women’s rights organizations seek more effective protection for women in the global battle against HIV/AIDS, and this should be reflected in long-term revenue and earnings growth for the Company. Regarding the outlook for Fiscal 2012, we believe the Company will post record unit sales for the first quarter and that revenue and operating earnings for the year will improve improve significantly from Fiscal 2011 levels,” concluded Parrish.

Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. Eastern time, December 2, 2011. Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international participants dial 412-317-6789) and asking to be connected to “The Female Health Company” conference call, a few minutes before 11:00 a.m. Eastern Time on December 2, 2011.  A replay of the call will be available one hour after the call through 9:00 a.m. EST on Friday, December 16, 2011 by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference ID 10006829.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and in about 120 other countries globally.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in the U.S., the European Union, Canada, Australia, South Africa, Japan, The People's Republic of China, Spain, Mexico, Greece, Turkey and the African Regional Intellectual Property Organization (ARIPO), which includes Botswana, The Gambia, Ghana, Kenya, Lesotho, Malawi, Mozambique, Namibia, Sierra Leone, Somalia, Sudan, Swaziland, Uganda, United Republic of Tanzania, Zambia and Zimbabwe.  FC2 patent applications are pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.  The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding the timing of receipt by the Company of orders from Brazil and the RSA, underlying demand for FC2, the outlook for FY 2012 and the continuation of cash dividends in future periods.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the fiscal year ended September 30, 2010.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

(Financial Highlights Follow)

The Female Health Company Unaudited Condensed Consolidated Balance Sheets

	September 30, 2011	September 30, 2010
Cash	$4,249,324	$2,918,776
Certificate of deposit	63,875	-
Restricted cash	4,526	4,578
Accounts receivable, net	2,305,473	4,460,517
Income tax receivable	-	28,179
Inventory	2,026,528	2,194,330
Prepaid expenses and other current assets	297,267	284,948
Deferred income taxes	800,000	1,900,000
Total current assets	9,746,993	11,791,328

Other non-current assets	116,360	178,713
Net property, plant & equipment	1,979,438	2,398,060
Deferred income taxes	7,600,000	4,000,000
Total assets	$19,442,791	$18,368,101

Accounts payable	$1,076,994	$586,596
Accrued expenses and other current liabilities	846,591	906,994
Accrued compensation	369,825	444,843
Total current liabilities	2,293,410	1,938,433

Obligations under capital leases	-	12,999
Deferred rent	101,133	-
Deferred grant income	107,481	132,312
Deferred income taxes	188,177	152,227
Total liabilities	2,690,201	2,235,971

Total stockholders’ equity	16,752,590	16,132,130
Total liabilities and stockholders' equity	$19,442,791	$18,368,101

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Three Months Ended September 30,
	2011	2010
Net revenues	$7,109,050	$7,799,923

Cost of sales	2,881,697	3,197,435

Gross profit	4,227,353	4,602,489

Advertising and promotion	87,320	22,991
Selling, general and administrative	1,830,464	1,514,486
Restructuring costs	-	3,478
Total operating expenses	1,917,784	1,540,955

Operating income	2,309,569	3,061,534

Interest, net and other income	814	1,264
Foreign currency transaction gain (loss)	12,993	(91,937)
Income before income taxes	2,323,376	2,970,861

Income tax benefit	(2,191,342)	(2,544,878)
Net income	4,514,718	5,515,739

Net income attributable to common stockholders	$4,514,718	$5,515,739

Net income per basic common share outstanding	$0.17	$0.20

Basic weighted average common shares outstanding	27,301,422	27,211,526

Net income per diluted common share outstanding	$0.16	$0.19

Diluted weighted average common shares outstanding	28,891,118	28,861,955

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Twelve Months Ended September 30,
	2011	2010
Net revenues	$18,565,102	$22,221,955

Cost of sales	8,699,912	9,297,136

Gross profit	9,865,190	12,924,819

Advertising and promotion	332,764	220,181
Selling, general and administrative	6,226,155	6,425,175
Research and development	10,929	381
Restructuring costs	-	1,929,922

Total operating expenses	6,569,848	8,575,659

Operating income	3,295,342	4,349,160

Interest, net and other income (loss)	(2,109)	29,168
Foreign currency transaction loss	(61,258)	(154,196)

Income before income taxes	3,231,975	4,224,132

Income tax benefit	(2,167,076)	(2,512,946)
Net income	5,399,051	6,737,078

Net income attributable to common stockholders	$5,399,051	$6,737,078

Net income per basic common share outstanding	$0.20	$0.25

Basic weighted average common shares outstanding	27,287,342	26,981,275

Net income per diluted common share outstanding	$0.19	$0.24

Diluted weighted average common shares outstanding	28,971,011	28,545,391